Addition of management fee breakpoints for Centennial Government Trust:

                               ASSET VALUE        ANNUAL
         STEP:            ($000'S OMMITTED)     FEE RATE
A)     first     $                 250,000        0.500%
B)     of next   $                 250,000        0.475%
C)     of next   $                 250,000        0.450%
D)     of next   $                 250,000        0.425%
E)     of next   $                 250,000        0.400%
F)     of next   $                 250,000        0.375%
G)     over      $               1,500,000        0.350%